EXHIBIT 10

HERSHEY FOODS CORPORATION
EXECUTIVE BENEFITS PROTECTION PLAN
(GROUP 3A)

        The Hershey Foods Corporation Executive Benefits Protection Plan (Group 3A), as set forth herein, is intended to help attract and retain qualified management employees and maintain a stable work environment by making provision for the protection of covered employees in connection with a Change in Control or termination of employment under certain circumstances as set forth herein. The Plan is an amendment to and restatement (as amended) of the Hershey Foods Corporation Executive Benefits Protection Plan (Group 3A) (“Prior Plan”). The Prior Plan was in effect from August 19, 2002 until the Effective Date hereof.

ARTICLE 1
DEFINITIONS

        As hereinafter used, the following words shall have the meanings set forth below.

        1.1     AIP means the Annual Incentive Program under the KEIP and annual (but not quarterly) incentives awarded under the Company’s Sales Incentive Plan and any successor or replacement plan thereof.

        1.2     Annual Base Salary  means with respect to an Executive the higher of:

                 1.2.1      his highest annual base salary in effect during the one (1) year period preceding a Change in Control; or

                         1.2.2     his highest annual base salary in effect during the one year period preceding his Date of Termination.

        For purposes of the foregoing, salary reduction elections pursuant to Sections 125 and 401(k) of the Code shall not be taken into account.

        1.3      Annual Bonus means with respect to an Executive the highest of:

                 1.3.1     the average of the three highest bonuses paid or payable, including any bonus or portion thereof which has been earned but deferred, to him by the Company in respect of the five fiscal years (or such shorter period during which he has been employed by the Company or eligible to receive any bonus payment) immediately preceding the fiscal year in which a Change in Control occurs (annualized for any fiscal year during such period consisting of less than twelve full months or with respect to which he has been employed by the Company or eligible to receive a bonus for less than twelve full months);

                 1.3.2     the bonus paid or payable (annualized as described above), including any bonus or portion thereof which has been earned but deferred, to him by the Company in respect of the most recently completed fiscal year prior to the Change in Control;

                 1.3.3     the bonus paid or payable (annualized as described above), including any bonus or portion thereof which has been earned or deferred, for the most recently completed fiscal year preceding his Date of Termination; and

                 1.3.4     his 100% target bonus award amount for the year including his Date of Termination.

        For purposes herein, only payments under the AIP, as well as payments under any successor or replacement substitute plan, shall be treated as bonus payments.

        1.4      Base Amount shall have the meaning ascribed to such term in Section 280G(b)(3) of the Code.

        1.5      Board means the Board of Directors of the Company.

        1.6      Cause means with respect to an Executive:

                 1.6.1     his willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed his duties; or

                 1.6.2     his willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

        For purposes of this Section 1.6, no act or failure to act, on the part of an Executive, shall be considered willful unless it is done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based upon prior approval given by the Board or upon the instruction or with the approval of the Chief Executive Officer or an Executive’s superior or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of an Executive shall not be deemed to be for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to him and he is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, he is guilty of the conduct described in Subsection 1.6.1 or 1.6.2 above, and specifying the particulars thereof in detail.

        1.7     CLRP means the Hershey Foods Corporation Compensation Limit Replacement Plan and any successor or replacement plan thereof.

        1.8     Change in Control means:

                 1.8.1     individuals who, on June 8, 1999, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to June 8, 1999, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-12(c) under the Securities Exchange Act of 1934 (the “Exchange Act”)) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any person (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) (“Person”) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; and provided further, however, that a director who has been approved by the Hershey Trust while it beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Power”) shall be deemed to be an Incumbent Director;

                 1.8.2     the acquisition or holding by any Person of beneficial ownership (within the meaning of Section 13(d) under the Exchange Act and the rules and regulations promulgated thereunder) of shares of the Common Stock and/or the Class B Common Stock of the Company representing 25% or more of either (i) the total number of then outstanding shares of both Common Stock and Class B Common Stock of the Company (the “Outstanding Company Stock”) or (ii) the Outstanding Company Voting Power; provided that, at the time of such acquisition or holding of beneficial ownership of any such shares, the Hershey Trust does not beneficially own more than 50% of the Outstanding Company Voting Power; and provided, further, that any such acquisition or holding of beneficial ownership of shares of either Common Stock or Class B Common Stock of the Company by any of the following entities shall not by itself constitute such a Change in Control hereunder: (i) the Hershey Trust; (ii) any trust established by the Company or by any Subsidiary for the benefit of the Company and/or its employees or those of a Subsidiary; (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iv) the Company or any Subsidiary or (v) any underwriter temporarily holding securities pursuant to an offering of such securities;

                 1.8.3     the approval by the stockholders of the Company of any merger, reorganization, recapitalization, consolidation or other form of business combination (a “Business Combination”) if, following consummation of such Business Combination, the Hershey Trust does not beneficially own more than 50% of the total voting power of all outstanding voting securities eligible to elect directors of (x) the surviving entity or entities (the “Surviving Corporation”) or

(y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities eligible to elect directors of the Surviving Corporation; or

                 1.8.4     the approval by the stockholders of the Company of (i) any sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation (the “Acquiring Corporation”) if, following consummation of such sale or other disposition, the Hershey Trust beneficially owns more than 50% of the total voting power of all outstanding voting securities eligible to elect directors (x) of the Acquiring Corporation or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities eligible to elect directors of the Acquiring Corporation, or (ii) a liquidation or dissolution of the Company.

        1.9      Code means the Internal Revenue Code of 1986, as amended from time to time.

        1.10      Company means Hershey Foods Corporation, a Delaware corporation.

        1.11     Coverage Period means the period commencing on the date on which a Change in Control occurs and ending on the date which is the second anniversary thereof.

        1.12      Date of Termination has the meaning assigned to such term in Section 4.2 hereof.

        1.13     Deferral Election means with respect to an Executive each of his elections to defer all or any part of any of his AIP or PSU awards as permitted under the Deferred Compensation Plan or any deferral arrangements in effect prior to the effective date thereof.

        1.14     Deferred Compensation Plan means the Hershey Foods Corporation Deferred Compensation Plan and any successor or replacement plan thereof.

        1.15     Disability means with respect to an Executive his absence from his duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or his legal representative (such agreement as to acceptability not to be withheld unreasonably), provided that such absence shall constitute Disability only if the Executive is entitled to long-term disability benefits for the period of his disability after such 180 day period at least equal to 70% of the greater of his base salary as of the first day of such 180 day period or his Annual Base Salary.

        1.16     Effective Date means June 4, 2003.

        1.17     Executive means each person who is listed on Schedule I hereto, as it may be amended from time to time pursuant to Article 7 hereof.

        1.18      Excise Tax means any excise tax imposed under Section 4999 of the Code.

        1.19      Good Reason means with respect to an Executive:

                 1.19.1     the assignment to him of any duties inconsistent in any respect with his position (including status, offices, titles and reporting relationships), authority, duties or responsibilities immediately prior to either the Potential Change in Control which precedes the Change in Control or the Change in Control or any other action by the Company which results in a diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                 1.19.2     a reduction by the Company in his annual base salary as in effect, as applicable, on the Effective Date or as the same may be increased from time to time, or on the date he first becomes an Executive if he was not an Executive on the Effective Date or as the same may be increased from time to time;

                 1.19.3     the Company’s requiring him to be based at any office or location that is more than 35 miles from his office or location immediately prior to either the Potential Change in Control which precedes the Change in Control or the Change in Control;

                 1.19.4     the Company’s requiring him to travel on Company business to a substantially greater extent than required immediately prior to either the Potential Change in Control which precedes the Change in Control or the Change in Control;

                 1.19.5     the failure by the Company, without his consent, to pay to him any portion of his current compensation (including, but not limited to, any amounts the Executive is entitled to receive under Section 2.7 hereof), or to pay to him any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

                 1.19.6     the failure by the Company to continue in effect any compensation plan in which he participates immediately prior to either the Potential Change in Control preceding the Change in Control or the Change in Control which is material to his total compensation, including but not limited to the KEIP (other than with respect to any contingent PSU grant that is outstanding as of the date of the Change in Control), the CLRP, and the SERP, as applicable, or any substitute or alternative plans adopted prior to either such Potential Change in Control or Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, as existed at the time of such Potential Change in Control or Change in Control;

                 1.19.7     the failure by the Company to continue to provide him with benefits substantially similar to those enjoyed by him under any of the Company’s pension, life insurance, medical, health and accident, disability or other welfare plans in which he was participating at the time of either the Potential Change in Control preceding the Change in Control or the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive him of any material fringe benefit enjoyed by him at the time of such Potential Change in Control or Change in Control, or the failure by the Company to provide him with the number of paid vacation days to which he is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of such Potential Change in Control or Change in Control;

                 1.19.8     any purported termination by the Company of his employment after a Change in Control otherwise than in accordance with the termination procedures of Article 4 hereof;

                 1.19.9     any material failure by the Company to comply with and satisfy any of its obligations under this Plan after a Potential Change in Control that is followed within one (1) year by a Change in Control; or

                 1.19.10     any material failure by the Company to comply with and satisfy any of its obligations under any grantor trust established by the Company to provide itself with a source of funds to assist itself in satisfying its liabilities under this Plan after (i) a Change in Control described in Subsection 1.8.1, clause (ii) of Subsection 1.8.4, or clause (i) of Subsection 1.8.4 other than a sale or other disposition to a corporation; (ii) a Change in Control described in Subsection 1.8.2 if during the Coverage Period, Incumbent Directors, as described in Subsection 1.8.1, cease for any reason to constitute at least a majority of the Board; (iii) a Change in Control described in Subsection 1.8.3 if, at any time during the Coverage Period, Incumbent Directors, as described in Subsection 1.8.1, do not constitute at least a majority of the board of directors of the Surviving Corporation; or (iv) a Change in Control described in clause (i) of Subsection 1.8.4 involving a sale or other disposition to a corporation if, at any time during the Coverage Period, Incumbent Directors, as described in Subsection 1.8.1, do not constitute at least a majority of the board of directors of such corporation.

        For purposes of this Plan, any good faith determination of Good Reason made by the Executive shall be conclusive.

        1.20     Hershey Pension Plan means the Hershey Foods Corporation Retirement Plan and any successor or replacement plan thereof.

        1.21     Hershey Trust means either or both of (a) the Hershey Trust Company, a Pennsylvania corporation, as Trustee for the Milton Hershey School, or any successor to the Hershey Trust Company as such trustee, and (b) the Milton Hershey School, a Pennsylvania not-for-profit corporation.

        1.22      Highest PSU Amount means with respect to an Executive the highest of:

                 1.22.1     the average of the cash values of the three highest PSU awards paid or payable, including any PSU award or portion thereof which has been earned but deferred, to him by the Company in respect of the five fiscal years (or such shorter period during which he has been employed by the Company or eligible to receive a PSU award) immediately preceding the fiscal year in which the Change in Control occurs;

                 1.22.2     the cash value of the PSU award paid or payable, including any PSU award or portion thereof which has been earned but deferred, to him by the Company in respect of the most recently completed fiscal year prior to the Change in Control;

                 1.22.3     the cash value of the PSU award paid or payable, including any PSU award or portion thereof which has been earned but deferred, to him by the Company for the most recently completed fiscal year preceding his Date of Termination; and

                 1.22.4      the cash value of either:

                         1.22.4.1      his 100% target PSU award for the year including his Date of Termination if he is eligible to receive a payment for a PSU award for such year; or

                         1.22.4.2      100% of the highest target for any of his outstanding PSU awards with an award cycle that includes his Date of Termination, if he is not eligible to receive a payment for a PSU award for the year during which his Date of Termination occurs.

For purposes of this Section 1.22, each such PSU award is valued at the higher of (i) the Transaction Value (as defined in Section 2.2.1.1 hereof) and (ii) the highest closing price of the Company’s Common Stock on the New York Stock Exchange from the date of the Change in Control until the Executive’s Date of Termination.

        1.23     KEIP means the Hershey Foods Corporation Key Employee Incentive Plan and any successor or replacement plan thereof.

        1.24     Notice of Intent to Terminate shall have the meaning assigned to such term in Section 4.1 hereof.

        1.25     Mandatory Retirement Age means age sixty-five (65) in the case of an Executive who has served for a minimum of two (2) years at a high level executive or high policy-making position and who is entitled to a nonforfeitable, immediate, annual employer-provided retirement benefit from any source, which is at least equal to a benefit, computed as a life annuity, of at least $44,000 per year (or such other amount as may be provided by future legislation). In the case of all other Executives, there shall be no Mandatory Retirement Age.

        1.26     Plan means the Hershey Foods Corporation Executive Benefits Protection Plan (Group 3A), as set forth herein, as amended from time to time.

        1.27     Plan Administrator means the person appointed by the Company’s Chief Executive Officer from time to time to administer the Plan.

        1.28      Potential Change in Control means the occurrence of any of the following:

                 1.28.1     the Hershey Trust by action of any of the Board of Directors of Hershey Trust Company; the Board of Managers of Milton Hershey School; the Investment Committee of the Hershey Trust; and/or any of the officers of Hershey Trust Company or Milton Hershey School (acting with authority) undertakes consideration of any action the taking of which would lead to a Change in Control as defined herein, including, but not limited to consideration of (1) an offer made to the Hershey Trust to purchase any number of its shares in the Company such that if the Hershey Trust accepted such offer and sold such number of shares in the Company the Hershey Trust might no longer have more than 50% of the Outstanding Company Voting Power, (2) an offering by the Hershey Trust of any number of its shares in the Company for sale such that if such sale were consummated the Hershey Trust might no longer have more than 50% of the Outstanding Company Voting Power or (3) entering into any agreement or understanding with a person or entity that would lead to a Change in Control; or

                 1.28.2     the Board approves a transaction described in Subsection 1.8.2, 1.8.3 or 1.8.4 of the definition of a Change in Control contained herein.

        1.29     SERP means the Hershey Foods Corporation Supplemental Executive Retirement Plan and any successor or replacement plan thereof.

        1.30      Severance Benefits has the meaning assigned to such term in Section 3.2 hereof.

        1.31      Subsidiary means any corporation controlled by the Company, directly or indirectly.

        1.32     Vested Current Bonus Amount shall have the meaning assigned to such term in Section 2.1 hereof.

        1.33     Vested Current PSU Amount shall have the meaning assigned to such term in Section 2.2 hereof.

        1.34     Vested Deferred Bonus Amount shall have the meaning assigned to such term in Section 2.1 hereof.

        1.35     Vested Deferred PSU Amount shall have the meaning assigned to such term in Section 2.2 hereof.

        1.36      Vested Pension Benefit shall have the meaning assigned to such term in Section 2.3 hereof.

        1.37      Vested Pension Amount shall have the meaning assigned to such term in Section 2.3 hereof.

        1.38      Welfare Benefits shall have the meaning assigned to such term in Subsection 3.2.2 hereof.

        1.39     Section 1.39 Termination of Employment means:

                 1.39.1     with respect to an Executive who is the Chief Executive Officer of the Company on the date on which a Change in Control occurs, the termination of his employment with the Company by him in his sole and complete discretion for any reason other than his death or Disability or by the Company for any reason (a) on or after the later of (i) the first day of the ninth (9th) calendar month following the date on which the Potential Change in Control (if any) preceding the Change in Control occurs and (ii) the first day of the sixth (6th) calendar month of the Coverage Period; and (b) on or before the earlier of (x) the date the Executive attains his Mandatory Retirement Age, if applicable, and (y) the last day of the thirteenth (13th) calendar month of the Coverage Period; and

                 1.39.2     with respect to an Executive who is the Senior Vice President and Chief Financial Officer, the Senior Vice President, General Counsel, and Secretary of the Company, the Vice President, Strategy and Innovation, or the Senior Vice President, Human Resources and Corporate Affairs on the date on which a Change in Control occurs, the termination of his employment with the Company by him in his sole and complete discretion for any reason other than his death or Disability or by the Company for any reason at any time during the thirteenth (13th) calendar month of the Coverage Period and prior to the date he attains his Mandatory Retirement Age, if applicable.

        For purposes of this Section 1.39, a partial month shall be treated as a “calendar month.”

ARTICLE 2
VESTING OR PAYMENT OF CERTAIN BENEFITS
IN THE EVENT OF A CHANGE IN CONTROL

        2.1      Vesting of AIP Benefits; Payment of Benefits. Upon the occurrence of a Change in Control:

                 2.1.1     each Executive shall have a vested and nonforfeitable right hereunder to receive in cash an amount equal to the sum of:

                         2.1.1.1      the greater of (x) the 100% target award amount of all then outstanding contingent target AIP grants made to him under the KEIP, and (y) the amount that would have been payable to him under such contingent target AIP grants as of the end of the applicable award period calculated using as the applicable performance factors, his and the Company’s actual performance on an annualized basis as of the date of the Change in Control (the greater of (x) and (y) is herein referred to as the “Vested Current Bonus Amount”); and

                         2.1.1.2     the value of all AIP Awards, as defined in the KEIP (“AIP Awards”) previously earned by him for which payment has been deferred (“Deferred AIP Awards”) (this value, calculated as of the date of payment to the Executive and taking into account his selection of Investment Options as defined in the Deferred Compensation Plan and his Deferral Elections applicable thereto is herein referred to as the “Vested Deferred Bonus Amount”);

                 2.1.2     the Company shall, within five (5) business days following the Change in Control, pay to each Executive a lump sum cash payment equal to his Vested Current Bonus Amount; and

                 2.1.3     the Company shall, on the later of (i) the first day of January of the year first following the year during which the Change in Control occurs and (ii) the one hundred twentieth (120th) day following the Change in Control, pay to each Executive a lump sum cash payment equal to his Vested Deferred Bonus Amount attributable to his Deferred AIP Awards not previously paid to him in accordance with any of his applicable Deferral Elections if prior to the Change in Control, he elects, in his sole discretion, to receive such lump sum cash payment at such time.

        2.2      Vesting of PSU Benefits; Payment of Benefits. Upon the occurrence of a Change in Control:

                 2.2.1     each Executive shall have a vested and nonforfeitable right hereunder to receive in cash (as specified in Subsection 2.2.2) an amount equal to the sum of:

                         2.2.1.1     for the contingent target Performance Stock Unit (“PSU”) grant, if any, made to him under the KEIP for the cycle ending in the year of the Change in Control, the greater of (x) the 100% target award amount and (y) the amount that would have been payable to him at the end of such award cycle based on the Company’s actual performance through the date of the Change in Control and annualized, in each case valued at the higher of (i) the highest closing price of the Company’s Common Stock on the New York Stock Exchange during the sixty (60) day period preceding and including the date of the Change in Control, and (ii) if the Change in Control involves a transaction in which an offer is made to purchase shares of Common Stock from the Company’s stockholders, the price at which such offer is made (the higher of (i) and (ii) is herein referred to as the “Transaction Value”) (the greater of (x) and (y) is herein referred to as the “Vested Current PSU Amount”); and

                         2.2.1.2     the value of all PSU Awards, as defined in the KEIP (“PSU Awards”), previously earned by the Executive for which payment has been deferred (“Deferred PSU Awards”), where, for purposes of calculating the value of the Executive’s Deferred PSU Awards (“Vested Deferred PSU Amount”) as of the date of payment to him (whether in accordance with his election as described in Subsection 2.2.3, his election as described in Subsection 3.4.3, or in the absence of any such election in accordance with his applicable Deferral Elections), all components of his Deferred PSU Awards that are denominated in shares of the Company’s Common Stock shall be valued at the Transaction Value and investment credits shall be applied thereto and to all components of such Deferred PSU Awards that are not denominated in shares of the Company’s Common Stock in accordance with the provisions of the Deferred Compensation Plan from the date of the Change in Control to the date of payment to the Executive in accordance with his selection of Investment Options as defined in the Deferred Compensation Plan;

                 2.2.2     the Company shall, within five (5) business days following the Change in Control, pay to each Executive a lump sum cash payment equal to his Vested Current PSU Amount; and

                 2.2.3     the Company shall, on the later of (i) the first day of January of the year first following the year during which the Change in Control occurs and (ii) the one hundred twentieth (120th) day following the Change in Control, pay to each Executive a lump sum cash payment equal to his Vested Deferred PSU Amount attributable to his Deferred PSU Awards not previously paid to him in accordance with any of his applicable Deferral Elections if prior to the Change in Control, he elects, in his sole discretion, to receive such lump sum cash payment at such time.

        2.3      Vested Pension Amount. Upon the occurrence of a Change in Control:

                 2.3.1     each Executive who either is a participant in the SERP on the date of the Change in Control or was a participant in the SERP on the date of the Potential Change in Control preceding the Change in Control shall have a vested and nonforfeitable right hereunder to receive in cash an amount equal to the actuarial present value (as determined in accordance with Subsection 2.3.1.3 hereof) of the monthly retirement benefit (including the spousal survivor benefit) to which he and his spouse would be entitled under Section 4 of the SERP if he retired as of the date of the Change in Control, taking into account Subsections 2.3.1.1 and 2.3.1.2 hereof (the amount of such monthly retirement benefits for him and his spouse being herein referred to as such Executive’s “SERP Benefit”, the actuarial present value of such SERP Benefit being herein referred to as such Executive’s “Vested Pension Benefit” and the Vested Pension Benefit plus all investment credits applied thereto in accordance with the provisions of Section 2.5 hereof being herein referred to as “Vested Pension Amount”), where:

                         2.3.1.1     for purposes of determining such Executive’s SERP Benefit as of the date of a Change in Control: (i) he shall be credited for all purposes under the SERP with additional Years of Service (as defined in the SERP) equal to the lesser of three (3) or the number of years (including fractions thereof) from the date of the Change in Control until he would attain Mandatory Retirement Age if applicable to him; (ii) he shall be credited for purposes of only Section 3 of the SERP (and not for the purposes of any other provision of the SERP, including but not limited to Section 4.a(1) and Section 4.b(2)(A)) with additional Years of Service (as defined in the SERP) equal to the excess, if any, of ten (10) over his actual number of Years of Service (including fractions thereof) completed as of the date of the Change in Control; (iii) he shall be deemed for the purposes of Section 3 of the SERP (and not for the purposes of any other provision of the SERP) to have five (5) years of participation in the performance share unit portion of the KEIP during his last ten (10) years of employment with the Company regardless of his actual years of participation in the performance share unit portion of the KEIP at the time of the Change in Control; (iv) for all purposes under the SERP (other than Section 4.b(2) of the SERP) he shall be deemed to have his age increased by three (3) years (or such lesser number of years (including fractions) until he would attain Mandatory Retirement Age if applicable to him) and for purposes of clause (D) of Section 4.b(2) of the SERP, he shall be deemed to have as his date of termination of employment the date three years after the date the Change in Control occurs; (v) he shall be deemed to have been paid his Annual Base Salary for three (3) additional years (or such lesser number of years (including fractions) until he would attain Mandatory Retirement Age if applicable to him) which shall be considered to have been earned over such period of time during his last ten (10) years of employment with the Company for purposes of calculating “Final Average Compensation” in Section 2.f of the SERP; (vi) he shall be deemed to have been paid his Annual Bonus for three (3) additional years (or such lesser number of years (including fractions) until he would attain Mandatory Retirement Age if applicable to him) which, together with his Vested Current Bonus Amount as determined pursuant to Section 2.1.1 shall be considered his AIP awards paid or accrued with respect to the last four consecutive calendar years (or such lesser number of calendar years (including fractions) as appropriate if limited by his Mandatory Retirement Age) during his last ten (10) years of employment with the Company for purposes of calculating “Final Average Compensation” in Section 2.f of the SERP; (vii) for the purposes of Section 2.f of the SERP (and not for the purposes of any other provision of the SERP), in the event he has not participated in the AIP portion of the KEIP (after taking into account the year during which the Change in Control occurs as to which he is entitled to his Vested Current Bonus Amount plus the number of years with respect to which he is deemed to have been paid his Annual Bonus as provided in Subsection 2.3.1.1(vi)) for five (5) consecutive years in his last ten (10) years of employment with the Company, he shall have his highest annual average AIP award be based on the average of his AIP awards paid or accrued over the sum of the number of years preceding the year during which the Change in Control occurs during which he has participated in the AIP portion of the KEIP plus the number of years with respect to which he is deemed to have been paid his Annual Bonus as provided in Subsection 2.3.1.1(vi) plus the year during which the Change in Control occurs with respect to which he is entitled to his Vested Current Bonus Amount regardless of his actual years of participation in the AIP portion of the KEIP at the time of the Change in Control and regardless of the number of years such Executive has been employed by the Company at the time of the Change in Control; and (viii) for purposes of Section 4.b(2)(B) of the SERP, provided an Executive has at least one (1) Year of Service under the Hershey Pension Plan as of the date of the Change in Control, he shall be deemed to be vested in his accrued benefit under the Hershey Pension Plan as of the date of the Change in Control regardless of whether he is actually vested in such accrued benefit on such date;

                         2.3.1.2      if such Executive has not yet attained age fifty-five (55) (after increasing his age by three (3) years as provided in the preceding Subsection 2.3.1.1), he shall, upon the occurrence of the Change in Control be deemed nevertheless to have attained age fifty-five (55); provided, however, the reduction factor prescribed by clause (D) of Section 4.b(2) of the SERP shall still be given effect in calculating his SERP Benefit, with his age being increased by three (3) years as provided in Subsection 2.3.1.1 hereof; provided, further, that (i) for an Executive (other than the Chief Executive Officer of the Company) who has not yet attained age fifty (50) (before increasing his age by three (3) years as provided in the preceding Subsection

2.3.1.1) as of the date the Change in Control occurs, the reduction factor in clause (D) of Section 4.b(2) of the SERP shall be based on the number of complete calendar months by which the date the Change in Control occurs precedes his fifty-second (52nd) birthday and (ii) for an Executive (other than the Chief Executive Officer of the Company) who has attained age fifty (50) (before increasing his age by three (3) years as provided in the preceding Subsection 2.3.1.1) as of the date the Change in Control occurs, the reduction factor in clause (D) of Section 4.b(2) of the SERP shall be zero percent (0%).

                         2.3.1.3     the actuarial present value of such Executive’s SERP Benefit, as determined in accordance with the foregoing provisions of this Section 2.3, shall be determined using: (i) the 83 GAM mortality table blended 50/50 for males and females; (ii) an interest rate equal to 100% of the interest rate that would be used (as of the date of the Change in Control) by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination; (iii) the date of the Change in Control as the date on which payment of the Executive’s SERP Benefit is to commence and as the date as of which the actuarial present value of such SERP Benefit is calculated; and (iv) the actual age of the Executive and his spouse (without regard to any adjustments made pursuant to Sections 2.3.1.1 or 2.3.1.2) as of the date of the Change in Control.

                 2.3.2     each Executive who neither is a participant in the SERP on the date of the Change in Control nor was a participant in the SERP on the date of the Potential Change in Control preceding the Change in Control shall have a vested and nonforfeitable right hereunder to receive in cash an amount equal to the sum of:

                         2.3.2.1      a lump sum cash amount equal to the actuarial equivalent of the excess of (x) the retirement pension (determined as a straight life annuity commencing at Normal Retirement Age, as defined in the Hershey Pension Plan) which he would have accrued under the terms of the Hershey Pension Plan (as in effect immediately prior to the Change in Control), determined as if he were fully vested thereunder and had accumulated thirty-six (36) additional months of service credit thereunder during each of which he will be deemed to have been paid one-twelfth (1/12th) of the sum of his highest annual rate of compensation as an employee of the Company and his Annual Bonus (but in no event shall he be deemed to have accumulated additional months of service credit after he would have attained Mandatory Retirement Age, if applicable) over (y) the retirement pension (determined as a straight life annuity commencing at Normal Retirement Age) which he has accrued pursuant to the terms of the Hershey Pension Plan as of the date of the Change in Control; and

                         2.3.2.2      if he is a participant in the CLRP, a lump sum cash amount ("CLRP Benefit") equal to his Excess Account, as defined in the CLRP (as in effect immediately prior to the Change in Control) determined as if he were fully vested thereunder and had accumulated thirty-six (36) additional months of service credit thereunder during each of which he will be deemed to have been paid one-twelfth (1/12th) of the sum of his highest annual rate of compensation as an employee of the Company and his Annual Bonus, but in no event shall he be deemed to have accumulated additional months of service credit after he would have attained Mandatory Retirement Age, if applicable (the sum of the amounts described in Subsections

2.3.2.1 and 2.3.2.2 is herein referred to as such Executive’s “Vested Pension Benefit” and the Vested Pension Benefit plus all, if any, investment credit applied thereto in accordance with the provisions of Section 2.5 hereof is herein referred to as such Executive’s “Vested Pension Amount”).

        For purposes of this Subsection 2.3.2, “actuarial equivalent” amounts shall be determined using the same methods and assumptions prescribed under the Hershey Pension Plan immediately prior to the Change in Control.

        2.4     Payment of Vested Pension Amount Upon Timely Election. The Company shall, on the later of (i) the first day of January of the year first following the year during which the Change in Control occurs and (ii) the one-hundred twentieth (120th) day following the Change in Control, pay to each Executive a lump sum cash payment equal to his Vested Pension Amount plus interest thereon at the rate provided in Section 1274(b)(2)(B) of the Code from the date of the Change in Control to the date of payment if, prior to the Change in Control, he elects, in his sole discretion, to receive such lump sum cash payment at such time.

        2.5     Conversion of Vested Pension Benefit to Deferred Compensation Plan Account in Absence of Section 2.4 Election. In the event the Executive makes no election under Section 2.4 hereof, an amount equal to his Vested Pension Benefit shall be credited to him under the Deferred Compensation Plan and subject to the provisions of this Subsection 2.5, the provisions of the Deferred Compensation Plan shall apply thereto as if such amount were a Deferred AIP Award. Within ten (10) days of the Change in Control the Executive shall select one or more Investment Options as defined in the Deferred Compensation Plan to be effective with respect to such amount and thereafter may change his selection of such Investment Options in accordance with the provisions of the Deferred Compensation Plan. Investment credits shall be applied to the amount of his Vested Pension Benefit in accordance with the provisions of the Deferred Compensation Plan from the date of the Change in Control to the date of payment to the Executive in accordance with his selection of such Investment Options. If the Executive makes no election under Section 2.4 hereof and does not select one or more Investment Options as defined in the Deferred Compensation Plan within ten (10) days of the Change in Control in accordance with the provisions of the second sentence of this Section 2.5, investment credits shall be applied to the amount of his Vested Pension Benefit from the date of the Change in Control to the earlier of the date he makes a selection of Investment Options with respect thereto in accordance with the provisions of the Deferred Compensation Plan and the date of payment in accordance with the latest of his pre-Change in Control selections of Investment Options relating to his Deferred AIP Awards or Deferred PSU Awards, if any. If there are no such pre-Change in Control selections of Investment Options, then investment credits shall be applied in accordance with the provisions of the immediately preceding sentence by treating the Hershey Fixed Income Fund Investment Option under the Deferred Compensation Plan as his latest pre-Change in Control selection of Investment Options. Within ten (10) days of the Change in Control the Executive shall make a Deferral Election with respect to his Vested Pension Amount. If the Executive makes no election under Section 2.4 hereof and makes no Deferral Election within ten (10) days of the Change in Control in accordance with the immediately preceding sentence, then for purposes hereof he will be considered to have made a Deferral Election under the Deferred Compensation Plan to have his Vested Pension Amount paid to him, his designated beneficiaries or his estate, as applicable, in accordance with the latest of his pre-Change in Control Deferral Elections relating to his Deferred AIP Awards or Deferred PSU Awards, if any. If there are no such pre-Change in Control Deferral Elections, then for purposes hereof he will be considered to have made a Deferral Election under the Deferred Compensation Plan to have his Vested Pension Amount paid to him, his designated beneficiaries or his estate, as applicable, on the first day of the month following his termination of employment by the Company. His Vested Pension Amount shall be paid to him in accordance with the Deferral Election described in the preceding three sentences, as applicable, or any subsequent Deferral Election with respect thereto permitted in accordance with the provisions of the Deferred Compensation Plan.

        2.6     SERP or CLRP Amendments. Notwithstanding any provision of the SERP, CLRP, or Deferred Compensation Plan, none of the SERP, CLRP, or Deferred Compensation Plan may be terminated or amended in any manner that is adverse to the interests of any Executive without his consent either: (i) after a Potential Change in Control occurs and for one (1) year following the cessation of the Potential Change in Control, or (ii) after a Change in Control. Any termination or amendment of the SERP, CLRP, or Deferred Compensation Plan in a manner adverse to the interests of an Executive within one (1) year prior to a Potential Change in Control shall not be given effect for purposes of Section 2.3 or Section 2.5 hereof.

        2.7     Other PSU Grants Outstanding as of the Date of a Change in Control. An Executive shall be entitled to receive a lump sum cash payment with respect to each contingent target PSU grant that is outstanding as of the date of a Change in Control (and that is not otherwise paid out in whole or in part in accordance with the terms of Article 2 or Article 3 hereof) in an amount equal to the 100% target award amount of each such contingent target PSU grant valued at the higher of (i) the Transaction Value and (ii) the highest Closing price of the Company’s Common Stock on the New York Stock Exchange from the date of the Change in Control until the end of the cycle, provided the Executive continues to be employed by the Company through the end of such cycle. In the event an Executive continues to be employed by the Company after expiration of the Coverage Period but such Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason or terminates due to the Executive’s death, Disability or retirement (on or after the date such Executive attains Mandatory Retirement Age) prior to the end of any applicable contingent target PSU cycle, such Executive (or his estate, as the case may be) shall be entitled to receive a lump sum cash payment with respect to each contingent target PSU grant that is outstanding as of the date of a Change in Control (and that has not otherwise been paid out in whole or in part in accordance with the terms of Article 2 or Article 3 hereof) in an amount equal to the sum of the product of (x) and (y), where (x) is an amount equal to the 100% target award amount of each such contingent target PSU grant valued at the higher of (i) the Transaction Value and (ii) the highest closing price of the Company’s Common Stock on the New York Stock Exchange from the date of the Change in Control until the Date of Termination, and (y) is a fraction the numerator of which is the number of days from and including the first day of the award period applicable to such outstanding contingent target PSU grant that includes the Executive’s Date of Termination until (and including) his Date of Termination and the denominator of which is the number of days in the award period applicable to such outstanding contingent target PSU grant. The payment provided for in this Section 2.7 with respect to each such contingent target PSU grant shall be made to an Executive by the fifth (5th) day following the first to occur of (a) the end of the cycle of such grant and (b) the Executive’s Date of Termination.

ARTICLE 3
EXECUTIVE BENEFITS AND RIGHTS
UPON TERMINATION OF EMPLOYMENT

        3.1     General Termination Rights and Benefits. If an Executive’s employment by the Company is terminated at any time after a Change in Control for any reason (whether by him or the Company), the Company shall pay to him the payments described in Subsections 3.1.1 through 3.1.7 below.

                 3.1.1     Previously Earned Salary. The Company shall pay his full salary to him through his Date of Termination at the highest rate in effect during the period between the Potential Change in Control preceding the Change in Control and the date the Notice of Intent to Terminate is given, together with all compensation and benefits payable to him through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

                 3.1.2     Previously Earned Benefits. The Company shall pay his normal post-termination compensation and benefits to him as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance, pension, welfare and other compensation or benefit plans, programs and arrangements.

                 3.1.3     Payment of Vested Current Bonus Amount. Except to the extent that the Company has previously paid or concurrently pays to him all or a portion of his Vested Current Bonus Amount pursuant to Section 2.1, Subsection 3.1.1 or Subsection 3.1.2 hereof, the Company shall pay to him a lump sum cash payment equal to his Vested Current Bonus Amount.

                 3.1.4     Payment of Vested Deferred Bonus Amount. Except to the extent that the Company has previously paid or concurrently pays to him all or a portion of his Vested Deferred Bonus Amount pursuant to Section 2.1, Subsection 3.1.1 or Subsection 3.1.2 hereof, the Company shall pay to him a lump sum cash payment equal to his Vested Deferred Bonus Amount.

                 3.1.5     Payment of Vested Current PSU Amount. Except to the extent that the Company has previously paid or concurrently pays to him all or a portion of his Vested Current PSU Amount pursuant to Section 2.2, Subsection 3.1.1 or Subsection 3.1.2 hereof, the Company shall pay to him a lump sum cash payment equal to his Vested Current PSU Amount.

                 3.1.6     Payment of Vested Deferred PSU Amounts. Except to the extent that the Company has previously paid or concurrently pays to him all or a portion of his Vested Deferred PSU Amount pursuant to Section 2.2, Subsection 3.1.1 or Subsection 3.1.2 hereof, the Company shall pay to him a lump sum cash payment equal to his Vested Deferred PSU Amount.

                 3.1.7     Payment of Vested Pension Amount. Except to the extent that the Company has previously paid or concurrently pays to him his Vested Pension Amount, the Company shall pay to him a lump-sum cash payment equal to his Vested Pension Amount.

        3.2     Severance Benefits. In addition to the payments provided for by Section 3.1 hereof, the Company shall pay or provide to an Executive the payments, benefits, and services described in Subsections 3.2.1 through 3.2.6 below (the “Severance Benefits”) in accordance with such Subsections upon termination of his employment with the Company during the Coverage Period, if his termination of employment either (i) is a Section 1.39 Termination of Employment, or (ii) is (a) not by the Company for Cause, (b) not by reason of his death or Disability or after his Mandatory Retirement Age, if applicable, and (c) not by him without Good Reason.

                 3.2.1     Lump-Sum Severance Payment. In lieu of any further salary payments to him for periods subsequent to the Date of Termination, the Company shall pay to him a lump-sum severance payment, in cash, equal to three (3) (or, if less, the number of years, including fractions, from the Date of Termination until he would have reached Mandatory Retirement Age, if applicable) times the sum of (a), (b) and (c) where (a) equals his Annual Base Salary, (b) equals his Annual Bonus and (c) equals his Highest PSU Amount.

                 3.2.2     Continued Benefits. For a thirty-six (36) month period (or, if less, the number of months from the Date of Termination until he would have reached Mandatory Retirement Age, if applicable) after the Date of Termination, the Company shall provide him with life insurance, health and other welfare benefits (“Welfare Benefits”) substantially similar in all respects to those which he was receiving immediately prior to the Notice of Termination on substantially the same terms and conditions, including contributions required from him for such benefits (without giving effect to any reduction in such benefits subsequent to the Potential Change in Control preceding the Change in Control or the Change in Control, which reduction constitutes or may constitute Good Reason); provided that if he cannot continue to participate in the Company plans providing Welfare Benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. The Executive shall be entitled to elect to change his level of coverage and/or his choice of coverage options (such as Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by the Company to him to the same extent that actively employed executives of the Company are permitted to make such changes; provided, however, that in the event of any such changes he shall pay the amount of any cost increase that would actually be paid by an actively employed executive of the Company by reason of such actively employed executive making the same change in level of coverage or coverage options. Notwithstanding the foregoing, in the event that the Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the Welfare Benefits described herein shall be secondary to such benefits, but only to the extent that the Company reimburses him for any increased cost and provides any additional benefits necessary to give him the Welfare Benefits provided hereunder.

                 3.2.3     Outstanding Awards. Except to the extent the Company has previously paid or concurrently pays to him all or a portion of his Vested Current Bonus Amount and Vested Current PSU Amount as provided for herein, if an Executive’s Date of Termination occurs within the Coverage Period, he shall be entitled to a lump sum cash payment with respect to each outstanding contingent target AIP and PSU grant under the KEIP or any similar types of grants under any replacement plans or programs equal to the sum of:

                         3.2.3.1      the sum of the product of (x) and (y) for each then outstanding contingent target PSU grant under the KEIP (or similar types of grants under any replacement plan or program) for the applicable award period that includes his Date of Termination, where (x) is an amount equal to the 100% target award amount of such outstanding contingent target PSU grant and (y) is a fraction the numerator of which is the number of days from and including the first day of the award period applicable to such outstanding contingent target PSU grant that includes the Executive’s Date of Termination until (and including) his Date of Termination and the denominator of which is the number of days in the award period applicable to such outstanding contingent target PSU grant; and

                         3.2.3.2     the sum of the product of (x) and (y) for each then outstanding contingent target AIP grant made to him under the KEIP (or similar types of grants under any replacement plans or programs) for the applicable award period that includes his Date of Termination, where (x) is an amount equal to the greater of (A) the 100% target award amount of such outstanding contingent target AIP grant, and (B) the amount that would have been payable to him under such contingent target AIP grant as of the end of the applicable award period, calculated utilizing as the applicable performance factors his and the Company’s actual performance on an annualized basis as of his Date of Termination, and (y) is a fraction the numerator of which is the number of days from and including the first day of the award period applicable to such outstanding contingent AIP grant that includes his Date of Termination until (and including) his Date of Termination and the denominator of which is the number of days in such applicable award period.

Contingent target PSU grants under the KEIP or a similar type of grant under a replacement plan or program shall be valued at the higher of (i) the Transaction Value and (ii) the highest closing price of the Company’s Common Stock on the New York Stock Exchange during the period running from the date of the Change in Control until the Executive’s Date of Termination.

                 3.2.4     Hershey Pension Plan and ESSIOP Vesting. An Executive who is a participant in the Hershey Pension Plan or the Hershey Foods Corporation Employee Savings Stock Investment and Ownership Plan (the “ESSIOP”) shall, as of his Date of Termination, be fully vested in each of his accounts under the Hershey Pension Plan and ESSIOP. In the event that any amount under the Hershey Pension Plan and ESSIOP that vests pursuant to the preceding sentence cannot be paid to the Executive under the terms of the applicable plan, the Company shall pay such amount to the Executive under the terms of this Plan.

                 3.2.5     Relocation Allowance. In the event that an Executive relocates following his Date of Termination and during the Coverage Period at the request of a successor employer, the Company shall pay to him a relocation allowance of $75,000; provided, however, that any such payment shall be reduced by any payments received by him from such successor employer for the purpose of reimbursing him for costs of relocation. The Company shall pay him such relocation allowance within five (5) business days after delivery of his written request and may condition the payment of the relocation allowance upon his agreeing in writing to report to the Company any such payments from any successor employer and agreeing in writing to reimburse to the Company any amounts received from the Company pursuant to this Subsection 3.2.5 that should have been so reduced.

                 3.2.6     Outplacement Services. If an Executive becomes eligible to receive Severance Benefits, such Employee shall be entitled to receive outplacement services in accordance with the Corporation’s outplacement services policy (as in effect immediately prior to the Change in Control) for up to one year following the Date of Termination and in an amount not to exceed $35,000.

        3.3     Gross-Up Payment. In the event that an Executive becomes entitled to the Severance Benefits or any other benefits or payments under this Plan (other than pursuant to this Section 3.3), or the KEIP by reason of the accelerated vesting of stock options thereunder (together, the “Total Benefits”), and in the event that any of the Total Benefits will be subject to the Excise Tax, the Company shall pay to him an additional amount (the “Gross-Up Payment”) such that the net amount retained by him, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income tax, Excise Tax and FICA and Medicare withholding taxes upon the payment provided for by this Section 3.3, shall be equal to the Total Benefits.

        For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by an Executive in connection with a Change in Control or his termination of employment (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) shall be treated as parachute payments within the meaning of Section 280G(b)(2) of the Code, and all excess parachute payments within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel (“Tax Counsel”) selected by the Company’s independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the Base Amount, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of Tax Counsel are not parachute payments, or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections

280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, an Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of his residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to him applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by him).

        In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of an Executive’s employment, he shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the portion of the Gross-Up Payment being repaid by him to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or federal, state or local income taxes) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. The Company may require an Executive to agree in writing to the repayment obligation imposed by the preceding sentence as a condition to receiving the Gross-Up Payment. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of an Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment, determined as previously described, to him in respect of such excess (plus any interest, penalties or additions payable by him with respect to such excess) at the time that the amount of such excess is finally determined.

        3.4     Timing of Payments. The payments provided for:

                 3.4.1     in Subsections 3.1.1, 3.1.3, 3.1.5, 3.2.1 and 3.2.3, and in Section 3.3 hereof shall be made to an Executive not later than the fifth (5th) day following his Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the fifth (5th) day following the Date of Termination to the payment of such remainder) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the fifth (5th) day following the Date of Termination to the payment of such remainder);

                 3.4.2     in Subsection 3.1.4 hereof shall be made to an Executive on the later of (i) the first day of January of the year first following the year during which his Date of Termination occurs and (ii) the one hundred twentieth (120th) day following his Date of Termination if prior to his Date of Termination he elects, in his sole discretion, to receive his previously unpaid Deferred AIP Awards at such time. In the event the Executive makes such election and the amount of the payment described in Subsection 3.1.4 cannot be finally determined on or before the later of such one hundred twentieth (120th) day or January 1, as applicable, the Company shall pay to the Executive on such one hundred twentieth (120th) day or January 1, as applicable, an estimate, as determined in good faith by the Company, of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from such one hundred twentieth (120th) day or January 1, as applicable, to the payment of such remainder) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after such one hundred twentieth (120th) day or January 1, as applicable. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the one hundred twentieth (120th) day following the Date of Termination or January 1, as applicable, to the payment of such remainder). In the event the Executive makes no such election, his previously unpaid Deferred AIP Awards shall be paid in accordance with each of his applicable Deferral Elections;

                 3.4.3     in Subsection 3.1.6 shall be made to an Executive on the later of (i) the first day of January of the year first following the year during which his Date of Termination occurs and (ii) the one hundred twentieth (120th) day following his Date of Termination if prior to his Date of Termination he elects, in his sole discretion, to receive his previously unpaid Deferred PSU Awards at such time. In the event the Executive makes such election and the amount of the payment provided for in Subsection 3.1.6 cannot be finally determined on or before the later of such one hundred twentieth (120th) day or January 1, as applicable, the Company shall pay to the Executive on such one hundred twentieth (120th) day or January 1, as applicable, an estimate, as determined in good faith by the Company, of the minimum amount of such payment and shall pay the remainder of such payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from such one hundred twentieth (120th) day or January 1, as applicable, to the payment of such remainder) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after such one hundred twentieth (120th) day or January 1, as applicable. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code from the one hundred twentieth (120th) day following the Date of Termination or January 1, as applicable, to the payment of such remainder). In the event the Executive makes no such election, his previously unpaid Deferred PSU Awards shall be paid in accordance with each of his applicable Deferral Elections; and

                 3.4.4     in Subsection 3.1.7 shall be made to him on the later of (i) the first day of January following his Date of Termination and (ii) the one hundred twentieth (120th) day following his Date of Termination if, prior to his Date of Termination, he elects, in his sole discretion, to receive such payment at such time. In the event the Executive makes no such election, then his Vested Pension Amount shall be paid in accordance with the provisions of Section 2.5.

        3.5     Reimbursement of Legal Costs. The Company shall pay to an Executive all legal fees and expenses incurred by him as a result of a termination of his employment which entitles him to any payments under this Plan (including all such fees and expenses, if any, incurred in contesting or disputing any Notice of Intent to Terminate under Section 4.3 hereof or in seeking to obtain or enforce any right or benefit provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within five (5) business days after delivery of his respective written requests for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.

        3.6     Executives’ Covenant. The Company may condition the payment of the amounts and provision of the benefits described in Article 3 of the Plan to an Executive upon his providing to the Company a written agreement that, subject to the terms and conditions of this Plan, in the event of a Potential Change in Control, he will remain in the employ of the Company until the earliest of (a) a date which is nine months after the date of such Potential Change in Control, (b) the date of a Change in Control, (c) the date of his termination of his employment for Good Reason (determined by treating the Potential Change in Control for this purpose as a Change in Control in applying the definition of Good Reason) or by reason of death or Disability, (d) the termination by the Company of his employment for any reason or (e) his attaining age sixty-five (65).

ARTICLE 4
TERMINATION PROCEDURES AND
COMPENSATION DURING DISPUTE

        4.1     Notice of Intent to Terminate. After a Change in Control, any purported termination of an Executive’s employment (other than by reason of death) must be preceded by a written Notice of Intent to Terminate from him to the Company or the Company to him, as applicable, in accordance with Section 8.17 hereof. For purposes of this Plan, a Notice of Intent to Terminate shall mean a notice which shall indicate the notifying party’s opinion regarding the specific provisions of this Plan that will apply upon such termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of the provisions so indicated. Further, a Notice of Intent to Terminate for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, he was guilty of conduct set forth in Subsection 1.6.1 or 1.6.2 herein, and specifying the particulars thereof in detail.

        4.2     Date of Termination. Date of Termination, (a) with respect to any purported termination of an Executive’s employment after a Change in Control, shall mean (except as provided in Section 4.3 hereof) (i) if his employment is terminated by reason of his death, his date of death, (ii) if his employment is terminated for Disability, thirty (30) days after Notice of Intent to Terminate is given (provided that he shall not have returned to the full-time performance of his duties during such thirty (30) day period), or (iii) if his employment is terminated for any other reason, the date specified in the Notice of Intent to Terminate (which (x) in the case of a termination by the Company, shall not be less than thirty (30) days, except in the case of a termination for Cause in which case it shall not be less than ten (10) days, provided that the Company may require him to not report to work during such ten (10) day period and (y) in the case of a termination by an Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Intent to Terminate is given), and (b) for purposes of Section 2.3 of this Plan and the definitions of the defined terms Annual Base Salary and Annual Bonus as used in such Section 2.3, shall mean the date a Change in Control occurs.

        4.3     Dispute Concerning Termination. If within fifteen (15) days after any Notice of Intent to Terminate is given (within eight (8) days in the case of a termination for Cause by the Company), or, if later, prior to the Date of Termination (as determined without regard to this Section 4.3), the person receiving such Notice of Intent to Terminate notifies the person giving such notice that a dispute exists concerning the termination or the provisions of this Plan that apply to such termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties to such dispute or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the person giving such notice pursues the resolution of such dispute with reasonable diligence.

        4.4     Compensation During Dispute. If a purported termination of an Executive’s employment occurs following a Change in Control and such termination or the provisions of this Plan that apply upon such termination is disputed in accordance with Section 4.3 hereof (including a dispute as to the existence of good faith and/or reasonable diligence thereunder), the Company shall continue to pay the Executive the full compensation (including, but not limited to, salary) at his Annual Base Salary and continue his participation in all compensation plans required to be maintained hereunder and continue to provide to him the Welfare Benefits provided for in Subsection 3.2.2 hereof until the dispute is finally resolved in accordance with Section 4.3 hereof. Amounts paid under this Section 4.4 are in addition to all other amounts due under this Plan (other than those due under Subsection 3.1.1 hereof) and shall not be offset against or reduce any other amounts due under this Plan.

ARTICLE 5
PLAN ADMINISTRATION

        5.1      Authority to Plan Administrator. The Plan shall be interpreted, administered and operated by the Plan Administrator, subject to the express provisions of the Plan.

        5.2      Delegation of Duties. The Plan Administrator may delegate any of his duties hereunder to such person or persons from time to time as he may designate.

        5.3     Engagement of Third Parties. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as he deems necessary or advisable to assist him in the performance of his duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

ARTICLE 6
CLAIMS

        6.1     Claims Procedure. Claims for benefits under the Plan shall be filed with the Plan Administrator. If any Executive or other payee claims to be entitled to a benefit under the Plan and the Plan Administrator determines that such claim shall be denied in whole or in part, the Plan Administrator shall notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (a) specific reasons for the denial, (b) specific reference to pertinent Plan provisions, (c) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (d) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Plan Administrator. If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

        6.2     Review Procedure. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his duly authorized representative) may (a) file a written request with the Plan Administrator for a review of his denied claim and of pertinent documents and (b) submit written issues and comments to the Plan Administrator. The Plan Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Plan Administrator. If the decision on review is not made within such period, the claim will be considered denied.

        6.3     Claims and Review Procedures Not Mandatory. The claims procedure and review procedure provided for in this Article 6 are provided for the use and benefit of Executives who may choose to use such procedures, but compliance with the provisions of this Article 6 is not mandatory for any Executive claiming benefits under the Plan. It shall not be necessary for any Executive to file a claim with the Plan Administrator or to exhaust the procedures and remedies provided for by this Article 6 prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which he claims entitlement hereunder.

ARTICLE 7
PLAN MODIFICATION OR TERMINATION

        The Plan may be amended or terminated by resolution of the Board at any time; provided, however, that: (a) Schedule I hereto may be amended at any time and in any manner by resolution of the Compensation Committee of the Board upon recommendation of the Company’s Chief Executive Officer; and (b) Schedule I hereto may be amended at any time by the Chairman of the Compensation Committee of the Board upon recommendation of the Company’s Chief Executive Officer to delete any one or more persons therefrom. Notwithstanding the foregoing: (a) the Plan may not be terminated or amended in a manner adverse to the interests of any Executive, without his consent (including the amendment of Schedule I hereto to delete him therefrom) (i) after a Potential Change in Control occurs and for one (1) year following the cessation of a Potential Change in Control, or (ii) for the two-year period following consummation of the transaction(s) resulting from or in the Change in Control; and (b) no termination of this Plan or amendment hereof in a manner adverse to the interests of any Executive, without his consent (including the amendment of Schedule I hereto to delete him therefrom), shall be effective if such termination or amendment occurs (i) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) in connection with or in anticipation of a Change in Control or Potential Change in Control. For this purpose, the cessation of a Potential Change in Control occurs if a Change in Control has not occurred within one year following the Potential Change in Control. In the event that the termination of this Plan by the Company or an amendment hereof in a manner adverse to the interests of any Executive (without his consent) occurs within six (6) months prior to a Potential Change in Control or a Change in Control, there shall be a presumption that the conditions of subclauses (i) and (ii) of clause (b) of the next preceding sentence shall have been met. Upon the expiration of the Coverage Period, the Plan may not be amended in any manner which would adversely affect the rights which any Executive has at that time to receive any and all payments or benefits pursuant to Articles 2, 3, and 4 by reason of a Change in Control which has theretofore occurred or by reason of a termination of his employment during the Coverage Period, and the Company’s obligations to make such payments and provide such benefits shall survive any termination of the Plan.

ARTICLE 8
MISCELLANEOUS

        8.1     Terminations in Anticipation of Change in Control. An Executive’s employment shall be deemed to have been terminated by the Company without Cause during the Coverage Period if his employment is terminated by the Company without Cause prior to a Change in Control or Potential Change in Control and such termination of employment (a) was at the request of a third party who had indicated an intention to take or had taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of a Change in Control and (c) in either case, a Change in Control does occur which may involve such third party (or a party competing with such third party to effectuate a Change in Control). An Executive shall be deemed to have terminated his employment for Good Reason during the Coverage Period if he terminates his employment with Good Reason prior to a Change in Control or Potential Change in Control if the circumstance or event which constitutes Good Reason (a) occurred at the request of a third party who had indicated an intention to take or had taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of a Change in Control, and (c) in either case, a Change in Control does occur which may involve such third party (or a party competing with such third party to effectuate a Change in Control). In the event of a termination of employment described in this Section 8.1, the Executive shall be entitled to all payments and other benefits to which he would have been entitled had such termination occurred during the Coverage Period (other than salary pursuant to Subsection 3.1.1 hereof for any period after the actual date of termination) and he shall be entitled to an additional payment in an amount which shall compensate him to the extent that he was deprived by such termination of the opportunity prior to termination of employment to exercise any stock options granted to him under the KEIP (including any such stock options that were not exercisable at the time of his termination of employment) at the highest market price of the Company’s Common Stock reached in connection with the Change in Control or Potential Change in Control if a Potential Change in Control shall occur and not be followed by a Change in Control within twelve (12) months of the Potential Change in Control. In the event that the termination of employment of an Executive as described in this Section 8.1 occurs following a Potential Change in Control or within six (6) months prior to a Change in Control, there shall be a presumption that clauses (a) and (b) of the first two sentences of this Section 8.1 shall have been met.

        8.2     Burden. In any proceeding (regardless of who initiates such proceeding) in which the payment of Severance Benefits or other compensation or benefits under this Plan is at issue, (i) the burden of proof as to whether Cause exists for purposes of this Plan shall be upon the Company and (ii) in the event that the last sentence of Section 8.1 applies, the Company shall have the burden to prove, by clear and convincing evidence, that a termination of employment has not been made in anticipation of a Change in Control as contemplated by Section 8.1.

        8.3     No Right to Continued Employment. Nothing in the Plan shall be deemed to give any Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge him at any time and for any lawful reason, with or without notice, subject in all cases to the terms of this Plan.

        8.4     No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Executive under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under the Plan shall be liable for, or subject to, any obligation or liability of such Executive.

        8.5     Death. This Plan shall inure to the benefit of and be enforceable by an Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Executive shall die while any amount would still be payable to him hereunder (other than amounts which, by their terms, terminate upon his death) if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of his estate.

        8.6     Incompetency. Any benefit payable to or for the benefit of an Executive, if legally incompetent or incapable of giving a receipt therefor, shall be deemed paid when paid to his guardian or to the party providing or reasonably appearing to provide for his care, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto.

        8.7     Reduction of Benefits By Legally Required Benefits. Notwithstanding any other provision of this Plan to the contrary, if the Company is obligated by law or by contract (other than under this Plan) to pay severance pay, a termination indemnity, notice pay, or the like, to an Executive or if the Company is obligated by law or by contract to provide advance notice of separation (“Notice Period”) to an Executive, then any Severance Benefits payable to him hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any pay received during any Notice Period; provided however, that the period following a Notice of Intent to Terminate shall not be considered a Notice Period.

        8.8     Enforceability. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

        8.9     Effective Date. The Plan shall be effective as of the Effective Date and shall remain in effect unless and until terminated by the Board, subject to the requirements of Article 7 hereof.

        8.10     No Mitigation. The Company agrees that, if an Executive’s employment by the Company is terminated during the Coverage Period, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to him by the Company pursuant to this Plan. Further, the amount of any payment or benefit provided for under this Plan (other than to the extent provided in Subsections 3.2.2 and 3.2.5) shall not be reduced by any compensation earned by him as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by him to the Company, or otherwise.

        8.11     Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle each Executive to compensation and benefits from the Company in the same amount and on the same terms as he would be entitled to hereunder if he were to terminate his employment for Good Reason during the Coverage Period.

        8.12     Consent to Cancellation of Awards and Reduction of SERP Benefit. The Company may condition the payment to an Executive of his Vested Current Bonus Amount, Vested Current PSU Amount, Vested Deferred Bonus Amount and/or Vested Deferred PSU Amount upon his providing a written consent to the cancellation of the applicable contingent target AIP and PSU grants and AIP and PSU Awards for which payment has been deferred on which his Vested Current Bonus Amount, Vested Current PSU Amount, Vested Deferred Bonus Amount and/or Vested Deferred PSU Amount is based and in lieu of which such amounts are paid. The Company may condition the payment to an Executive of his Vested Pension Amount or the providing of any benefit or payment under Section 2.5 or Subsection 3.4.4 hereof upon his providing a written consent to, as applicable, (i) the reduction of the benefit to be paid under the SERP (whether in the form of a monthly payment to him and his surviving spouse or as a lump sum) such reduction to be in the amount of the SERP Benefit which was used in the calculation of his Vested Pension Benefit or the amount of any payments or benefits provided under Subsection 3.4.4, or (ii) the reduction of his Excess Account under the CLRP, such reduction to be in the amount of the CLRP Benefit which was used in the calculation of his Vested Pension Benefit.

        8.13     Employment by Subsidiary. For purposes of this Plan, an Executive who is employed by a Subsidiary shall be treated as if employed by the Company and his entitlement to benefits hereunder shall be determined as if he were employed by the Company. For such purpose, the Subsidiary shall be treated as if it were an unincorporated division of the Company.

        8.14     Waiver. No waiver by an Executive at any time of any breach of the terms of this Plan, or compliance with, any condition or provision of this Plan to be performed by the Company shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        8.15     Withholding Taxes. Any payments to an Executive provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which he has agreed.

        8.16     Construction. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan. Neither the gender nor the number (singular or plural) of any word shall be construed to exclude another gender or number when a different gender or number would be appropriate.

        8.17     Notices. Any notice or other communication required or permitted pursuant to the terms hereof shall be deemed to have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his last known address (which in the case of an Executive shall be the address specified by him in any written notice provided to the Company in accordance with this Section 8.17).

        8.18     Statutory Changes. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

        8.19     Governing Law. This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by Federal law, which shall otherwise control.

ARTICLE 9
TERMINATION UNRELATED TO A POTENTIAL CHANGE IN
CONTROL OR CHANGE IN CONTROL

        9.1     Subject to the terms and conditions noted below, in the event Executive’s employment with the Company is, or is deemed to be, terminated by the Company without cause (as defined below), or is, or is deemed to be, terminated by the Executive for good reason (as defined below) regardless of whether a Potential Change in Control or Change in Control has occurred or is pending (such termination hereinafter is referred to as “Change in Status Event”); provided, however, any termination of an Executive’s employment which results in such Executive being entitled to Severance Benefits pursuant to Section 3.2 shall not constitute a Change in Status Event and no Executive entitled to Severance Benefits pursuant to Section 3.2 shall in addition be entitled to the benefits provided for in this Section 9.1:

        From and after the date of the Change in Status Event for a period of two years thereafter, the Company will continue Executive as an employee on a paid leave of absence with the benefit coverage of an active employee, excluding disability coverage. Executive’s base compensation during the paid leave of absence will equal his or her Annual Base Salary as defined in Section 1.2 (substituting “Change in Status Event” for “Change in Control”) of Article 1 of this Group 3A Plan. Executive shall also remain a participant in the AIP during the paid leave of absence period and Executive’s target percentage for AIP payment purposes will be that in effect just prior to the Change in Status Event, and Executive will be scored on the basis of the actual achievement of the Company’s performance targets for AIP, but up to a maximum of 100%. Executive will additionally be entitled to payments for AIP and PSU grants for any previously deferred awards or any awards covering periods ending prior to the date of the Change in Status Event that have been earned but not yet paid prior to the date of the Change in Status Event.

                 9.1.1     During the above leave of absence: (a) Executive’s stock options granted prior to the Change in Status Event will continue to vest in accordance with the vesting schedule(s) applicable under the terms of the grant(s), but (b) Executive will not be eligible to participate in or receive new grants or benefits under the LTIP and will not be eligible for participation in or the payment of benefits under the Executive Benefits Protection Plan (except for under this Article 9), the Employee Benefits Protection Plan, or the Severance Benefits Plan. If Executive meets the eligibility requirements of paragraph 3 of the Corporation’s Supplemental Executive Retirement Plan (SERP) and elects to retire from employment with the Corporation during the leave of absence, Executive’s paid leave of absence will cease and the Executive will be treated for all purposes as a retiree in accordance with the terms of the SERP and the Corporation’s other benefit plans.

        9.2     Executive’s voluntary resignation from the Company other than for good reason (as defined below) shall not constitute a Change in Status Event, and therefore will not entitle Executive to the benefits provided for in Section 9.1 above. In such event, Executive would be entitled to the benefits provided under the benefit plans of the Company to which Executive is entitled in accordance with the terms of those plans.

        9.3     Termination of Executive’s employment “without cause” for purposes of this Article 9 shall mean termination of active employment by the Company not based on “cause” as defined in paragraph 2(a) of the SERP. Termination of Executive’s employment “for good reason” for purposes of this Article 9 shall mean termination of active employment by the Executive during the first two years of the tenure of the Company’s then current Chief Executive Officer if, and only if, the Executive has not given the Company written notice of his or her intention to retire and during such two year period and prior to the Executive’s termination of active employment either (i) the Company has assigned duties to the Executive or taken other actions which are inconsistent with his or her position (including status, offices, titles and reporting relationships), authority, duties or responsibilities immediately prior to the then current Chief Executive Officer becoming the Chief Executive Officer of the Company and such assignment of duties or other action results in more than an insignificant diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or (ii) the Company has reduced the Executive’s annual base salary as in effect, as applicable, on the date the then current Chief Executive Officer became the Chief Executive Officer of the Company or as the same may be increased from time to time.

        9.4     The severance arrangements of this Article 9 shall not be considered to constitute an employment contract. The terms and conditions of the Long-Term Incentive Program Participation Agreement and Mutual Agreement to Arbitrate Claims by and between Executive and the Company (“Participation and Arbitration Agreement”), are incorporated herein by reference and made a part hereof as if fully set forth herein. Notwithstanding any provisions to the contrary in the Participation and Arbitration Agreement, the terms and conditions thereof shall remain in effect for three years after Executive’s Change in Status Event regardless of whether Executive is eligible or not to receive benefits under the SERP.

        IN WITNESS WHEREOF, the Company has caused the Plan to be amended and restated as of the 4th day of June, 2003.

HERSHEY FOODS CORPORATION

By: /s/ Marcella K. Arline
Marcella K. Arline Senior Vice President, Human Resources and Corporate Affairs